DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

Unless the context otherwise requires, the terms “we,” “our,” “us,” and the “Company” refer to AMERCO, a Nevada corporation.  The Company has the following classes of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.

We are authorized to issue up to 250,000,000 shares of common stock, par value $0.25 (“Common Stock”); 250,000,000 shares of common stock issued in one or more classes or series, with or without par value (“Serial Common Stock”); and 50,000,000 shares of preferred stock, in one or more classes or series, with or without par value.

Common Stock

The following description of the Company’s Common Stock is a summary and does not purport to be complete.  It is subject to and qualified in its entirety by reference to the Company’s Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) and Restated Bylaws (the “Bylaws”), which are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this exhibit is a part, and which we encourage you to refer.  In addition, you should refer to the relevant laws of the State of Nevada, which may also affect the terms of the Common Stock.

Voting Rights

The holder of each share of Common Stock is entitled to cast one vote on all matters submitted to a vote of stockholders. A stockholder meeting quorum consists of one-third of voting power, represented in person or by proxy.

The affirmative vote of the holders of at least two-thirds of the outstanding shares of Common Stock is required to (1) make, alter, amend and repeal the Bylaws and (2) approve, adopt or authorize any merger, consolidation, amalgamation or combination agreement with or into any person, firm, corporation or other entity which, as of the record date for the determination of shareholders, is the beneficial owner, directly or indirectly, of more than 5% of the voting power of any class of outstanding shares of Company stock (an “Interested Stockholder”); any sale, lease exchange or other disposition to or with the Company of any assets of any Interested Stockholder; any sale, lease, exchange or other disposition by the Company of all or substantially all of the assets of the Company to or with an Interested Stockholder; any plan or proposal for liquidation of the Company if any shareholder of the Company is an Interested Stockholder; or any reclassification of securities (including any reverse stock split) or recapitalization of the Company which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of stock or convertible securities in the Company, directly or indirectly owned by an Interested Stockholder. The affirmative vote of the holders of at least two-thirds of outstanding shares of Common Stock are also required to amend, alter, change or repeal any provision inconsistent with (2) above.  The two-thirds affirmative vote requirement in (2) above is not applicable to a proposed action which has been approved or recommended by a majority of Disinterested Directors.  A Disinterested Director means (i) any Company director who was a director as of July 24, 1988; or (ii) was thereafter elected by the shareholders or appointed by the Board of Directors and was not at the time of such election or appointment associated with or an affiliate of an interested Stockholder director or indirectly involved in the transaction or proposal before the Board; or (iii) a person designated, before his or her election or appointment as a director, as a Disinterested Director by a majority of Disinterested Directors then on the Board.

Shareholder action by written consent is prohibited, which prohibition may be amended only by the affirmative vote of at least two-thirds of the outstanding shares of Common Stock.

Preemptive Rights

Holders of shares of our Common Stock have no preemptive right to purchase, subscribe for, or otherwise acquire any shares of Company stock of any class no or hereafter authorized, or any securities exchangeable or convertible into such shares, or any warrants or other instruments evidencing rights or options to subscribe for, purchase or otherwise acquire such shares, unless otherwise provided by the Board of Directors.

Listing

The Common Stock has been listed on the NASDAQ Global Select Market under the ticker symbol “UHAL”.

Transfer Agent

The transfer agent for the Common Stock is Computershare, Inc.

Restrictions on Transfer

Except as it relates to shares of Common Stock (i) sold, transferred, or otherwise disposed of by the Trust under the AMERCO Employee Savings, Profit Sharing and Employee Stock Ownership Plan, (ii) sold in a bona fide underwritten public offering or in a bona fide public distribution pursuant to Rule 144 of the Securities Act of 1933, as amended, or (iii) sold, transferred or otherwise disposed of by a member of the public who acquired such Common Stock in a transaction permitted by (i) or (ii) above, any sale, transfer or disposition of Common Stock is subject to a right of first refusal by the Company at the per share price of such sale, transfer or disposition.

Certain Provisions of Nevada Law and our Articles of Incorporation and Bylaws

Nevada Business Combination Statute

The Nevada Business Combination Statute, N.R.S. § 78.411 et seq., provides that an interested stockholder cannot engage in specified business combinations with a company for a period of two years after the date on which the person became an interested stockholder, unless (a) the combination or transaction by which the person first became an interested stockholder was approved by the Company’s board of directors before the person became an interested stockholder; or (b) the combination is approved by the board and, at or after that time, the combination is approved at an annual or special meeting of the stockholders by the affirmative vote of 60% or more of the voting power of the disinterested stockholders. At the expiration of the two-year waiting period, no proposed combinations with an interested stockholder may occur unless (a) the combination or transaction was approved by the board before the stockholder became an interested stockholder; (b) the combination is approved by a majority of the Company’s disinterested stockholders at an annual or special meeting; or (c) the combination meets certain statutory requirements for specifying a premium transaction price.

The Business Combination Statute does not apply to (i) a person who has been an interested stockholder for 4 or more years; (ii) any combination with a person who was an interested stockholder on January 1, 1991; (iii) any combination of a company which adopts an amendment to its articles of incorporation, approved by the holders of a majority of the outstanding voting power of the company not beneficially owned by interested stockholders, expressly electing not to be governed by the Nevada Business Combination Statute.  Such an amendment would not be effective until 18 months after the stockholder vote and would not apply to any combination with a person who first became an interested stockholder on or before the effective date of the amendment; (iv) when the person became an interested stockholder inadvertently.

Nevada Control Share Act

Under the Nevada Control Share Act, N.R.S. § 78.378 et seq., if a person acquires 20% or more of the voting shares of the Company, stockholders have the right to regulate that person’s voting rights.  The acquisition of a controlling interest must be approved by both (a) the holders of a majority of the voting power of the Company and (b) if the acquisition would adversely alter or change any preference or any relative or other right given to any other class or series of outstanding shares, the holders of a majority of each class or series affected, excluding those shares voted by any interested stockholder.  An “interested stockholder” under the Nevada Control Share Act includes an acquiring person, an officer or a director of the corporation, or an employee of the corporation.

If provided in a company’s articles or bylaws, a company may redeem the control shares at the average price paid by the acquiring person if the majority of disinterested stockholders do not grant full voting rights to the control shares or the acquiring person fails to submit an offer statement to the corporation.  Conversely, if the stockholders grant full voting rights, disinterested dissenting stockholders may obtain payment of the fair value of their shares.

A corporation may opt out of the Nevada Control Share Act by expressly electing not to be governed by the law’s provisions in either its articles or bylaws. The Bylaws make inapplicable the Nevada Control Share Act to the exchange of Series A common stock for Common Stock or Common Stock exchanged for Series A common stock, held by Mark V. Shoen, James P. Shoen, and Edward J. Shoen.